Exhibit 10.19

MASTER PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

Between

CAPE MAY CS ASSOCIATES, LLC; and

GALLOWAY CS ASSOCIATES, LLC

as Seller

and

SERIES C, LLC

as Buyer

July 6, 2012

MASTER PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

DATED:	Dated to be effective as of July 6, 2012 (the “Effective Date”).

PARTIES:	This Master Purchase Agreement and Escrow Instructions is between CAPE MAY CS ASSOCIATES, LLC, a New Jersey limited liability company; and GALLOWAY CS ASSOCIATES, LLC, a New Jersey limited liability company, collectively as “Seller”, and SERIES C, LLC, an Arizona limited liability company, as “Buyer”.

WHEREAS, as of the Effective Date, Seller is the fee title owner of those certain parcels of improved property listed by address on Exhibit A attached hereto, and legally described on Exhibit A-1 attached hereto (collectively, the “Real Property”);

WHEREAS, as of the Effective Date, each parcel of the Real Property is improved with a building containing that certain number of square feet set forth on Exhibit A attached hereto (each, a “Building” and, collectively, the “Buildings”). The Real Property, the Buildings and the improvements to the Real Property (collectively, the “Improvements”) are leased to Wawa, Inc. (“Tenant”) in accordance with written leases (each, a “Lease” and, collectively, the “Leases”). The Real Property, the Buildings, the Improvements, the personal property, if any, of Seller located on the Real Property and Seller’s interest in each of the Leases and all rents issued and profits due or to become due thereunder are hereinafter collectively referred to as the “Properties” and, individually, as a “Property”; and

WHEREAS, Buyer desires to purchase the Properties from Seller and Seller desires to sell the Properties to Buyer free and clear of all liens, all as more particularly set forth in this Master Purchase Agreement and Escrow Instructions (this “Agreement”).

NOW THEREFORE, in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:

1. INCORPORATION OF RECITALS. All of the foregoing Recitals are hereby incorporated as agreements of the Parties.

2. BINDING AGREEMENT. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Properties subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning any transaction embodied in this Agreement. No claim of waiver or modification concerning the provision of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party.

3.	INCLUSIONS IN PROPERTIES.

(a) The Properties. The term “Properties” shall also include the following:

(1) all interest of Seller, if any, in all tenements, hereditaments and appurtenances pertaining to the Real Property;

(2) all mineral, water and irrigation rights of Seller, if any, running with or otherwise pertaining to the Real Property;

(3) all interest, if any, of Seller in any road adjoining the Real Property;

(4) all interest, if any, of Seller in any award made or to be made or settlement in lieu thereof for damage to the Properties or any portion thereof by reason of condemnation, eminent domain or exercise of police power;

(5) all of Seller’s interest in the Buildings, the Improvements and any other improvements and fixtures on the Real Property;

(6) all of Seller’s interest, if any, in any equipment, machinery and personal property located on or used in connection with the Real Property (collectively, the “Personalty”);

(7) the Leases and all security deposits, if any, now or hereafter due thereunder; and,

(8) all of Seller’s interest, to the extent transferable, in all permits and licenses (the “Permits”), warranties (the “Warranties”), contractual rights and intangibles (including all construction contracts, subcontracts, architectural/engineering plans and/or agreements and similar agreements) with respect to the design, development, construction, operation, maintenance, repair and/or improvement of the Properties (collectively, the “Contracts”).

(b) The Transfer Documents. The Personalty located on or used in connection with each Property shall be transferred by those certain bills of sale from Seller to Buyer, the agreed upon form of which is attached hereto as Exhibit B (collectively, the “Bills of Sale”); the Leases shall be transferred by those certain assignments and assumptions of lease, the agreed upon form of which is attached hereto as Exhibit C (collectively, the “Assignments of Lease”); the Permits, Warranties and Contracts with respect to each Property shall be transferred by those certain assignment and assumption agreements, the agreed upon form of which is attached hereto as Exhibit D (collectively, the “Assignment Agreements”); and each parcel of Real Property, together with the Building and the Improvements located thereon shall be transferred and conveyed by execution and delivery of Seller’s bargain and sale deeds with covenants against grantor’s acts, the agreed upon form of which is attached hereto as Exhibit E (collectively, the

“Deeds”). The Bills of Sale, the Assignments of Lease, the Assignment Agreements and the Deeds are hereinafter collectively referred to as the “Transfer Documents”. Notwithstanding the foregoing, in the event any Warranty transfer requires the approval of the applicable warrantor and/or satisfaction of any other conditions to such transfer, Seller shall use commercially reasonable efforts to obtain such approval and satisfy all such conditions no later than COE (as defined below), including, without limitation, payment of any fees relating thereto.

(c) Tenant’s Property. The Property shall not include any of the property of Tenant.

4. PURCHASE PRICE. The aggregate price to be paid by Buyer to Seller for the Properties is FIFTEEN MILLION SEVEN HUNDRED SIXTY-THREE THOUSAND EIGHT HUNDRED TWENTY-TWO and NO/100 Dollars ($15,763,822.00)] (the “Purchase Price”), which Purchase Price is allocated among the Properties as set forth on Exhibit A attached hereto, and is payable as follows:

(a) ONE HUNDRED EIGHTY-FIVE THOUSAND and NO/100 Dollars ($185,000.00) earnest money (said amount, plus all interest earned or accrued thereon, the “Earnest Money Deposit”) to be deposited in escrow with First American Title Insurance Company, The Esplanade Commercial Center, 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Brandon Grajewski (“Escrow Agent”) not later than five (5) business days following the receipt by Escrow Agent of a fully-executed original of this Agreement (said receipt by Escrow Agent of both a fully-executed original of this Agreement and the Earnest Money Deposit, the “Opening of Escrow”), which Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow (“COE”); and

(b) Such amounts, in additional cash, or other immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), set forth in the settlement or closing statements prepared by Escrow Agent and approved by Buyer and Seller in connection with COE of each Property purchased by Buyer from Seller pursuant to this Agreement, to be deposited in escrow with Escrow Agent on or before COE as to each such Property, which sum is to be held by Escrow Agent until cancellation of this Agreement as provided herein or paid to Seller at COE.

5. DISPOSITION OF EARNEST MONEY DEPOSIT. Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured interest-bearing account on behalf of Seller and Buyer in accordance with Exhibit G. The Earnest Money Deposit shall be applied as follows:

(a) if Buyer cancels this Agreement as Buyer is so entitled to do as provided in this Agreement, the Earnest Money Deposit shall be paid immediately to Buyer;

(b) if the Earnest Money Deposit is forfeited by Buyer pursuant to this Agreement, such Earnest Money Deposit shall be paid to Seller as Seller’s agreed and total liquidated damages, it being acknowledged and agreed that it would be difficult or impossible to determine Seller’s exact damages; and

(c) if escrow closes, the Earnest Money Deposit shall be credited to Buyer, automatically applied against the Purchase Price and paid to Seller at COE.

6. PRELIMINARY TITLE REPORT; TITLE AND SURVEY OBJECTIONS.

(a) Within ten (10) days after the Opening of Escrow, Escrow Agent shall deliver a current Preliminary Title Report (each, a “Report” and, collectively, the “Reports”) for an ALTA title insurance policy (each, an “Owner’s Policy” and, collectively, the “Owner’s Policies”) on each Property to Buyer and Seller. Each Report shall show the status of title to the applicable Property as of the date of such Report and shall also describe the requirements of Escrow Agent for the issuance of an Owner’s Policy corresponding to such Property as described herein. The cost of each Owner’s Policy shall be paid by Buyer, including any costs for an extended coverage policy, endorsements thereto (excluding, however, those endorsements required to cure one or more Objectionable Matters (as hereinafter defined), which endorsements shall be issued at Seller’s sole cost and expense), and any lender’s title policy. In addition to the Reports, Escrow Agent shall simultaneously deliver to Buyer complete, legible copies of all documents identified in Part Two of Schedule B of each Report.

(b) If Buyer is dissatisfied with any exception to title as shown in any Report and/or any matter disclosed by any Survey (as hereinafter defined) (collectively, the “Objectionable Matters”), then Buyer shall provide Seller with written notice of such Objectionable Matters prior to the expiration of the Study Period (as defined below) (the “Objections Notice”). If Buyer timely gives the Objections Notice to Seller, Seller shall notify Buyer in writing (which may be via e-mail or facsimile notwithstanding anything herein to the contrary) no later than five (5) days after Seller’s receipt of the Objections Notice whether Seller has removed (or caused Escrow Agent to endorse over, at Seller’s expense, to Buyer’s reasonable satisfaction) or otherwise cured any Objectionable Matters (the “Seller Response”). Seller’s lack of response shall be deemed as Seller’s notice that Seller has not removed or otherwise cured the Objectionable Matters.

(c) In the event Seller serves (or is deemed to have served) notice to Buyer that Seller has not removed or otherwise cured such Objectionable Matters, Buyer may elect, by written notice to Seller and Escrow Agent, within three (3) business days following its receipt of the Seller Response (or if no Seller Response is issued, the date upon which Seller is deemed to have notified Buyer that Seller has not removed or otherwise cured the Objectionable Matters) either to (i) terminate this Agreement, or (ii) waive such Objectionable Matter(s) and accept title to all of the Properties subject to such Objectionable Matter(s). Unless Buyer so notifies Seller and Escrow Agent, in writing, on or before the end of such three (3) business day period of Buyer’s waiver of such Objectionable Matter(s), this Agreement shall be canceled and the Earnest Money Deposit shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

(d) In the event any Report is amended after the issuance of the Objections Notice (each such Report, an “Amended Report”) to include new exceptions, or in the event any Survey is amended after the issuance of the Objection Notice (each such Survey, an “Amended Survey”) to include or depict matters not that were not present or did not exist on the last revision date appearing on the prior Survey corresponding to the same Property, Buyer shall have until the later of (i) the date three (3) business days after Buyer’s receipt of both such Amended Report and copies of the documents identified in the new exceptions or new requirements, or (ii) the date three (3) business days after Buyer’s receipt of the Amended Survey, as applicable, within which to either (Y) terminate this Agreement by written notice to Seller and Escrow Agent, whereupon the Earnest Money Deposit shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, or (Z) to accept the title to such Property or Properties corresponding to such Amended Report or Amended Survey without any reduction in the Purchase Price.

(e) If Seller agrees to remove or otherwise cure the Objectionable Matters but fails or is unable to do so by the scheduled Closing Date, or if Buyer otherwise receives notice that Seller has failed or refused to remove or otherwise cure the Objectionable Matters, Buyer shall, within ten (10) days after either said Closing Date or its receipt of notice of such failure or inability, notify Seller and Escrow Agent in writing of Buyer’s election to either (i) declare Seller to be in default under this Agreement, or (ii) waive such Objectionable Matters whereupon the transaction shall close five (5) business days after Buyer notifies Seller of such election.

(f) Seller agrees that any existing financing of Seller secured by any Property or any part thereof shall, as to the Properties, be satisfied and discharged by Seller in full at or prior to COE (including by application of a portion of the Purchase Price at COE) and any liens or encumbrances relating thereto shall be terminated and released of record following COE. All such liens and encumbrances are disapproved for the purposes of this Section, and Buyer need not give any further notice of disapproval as to those items.

7. BUYER’S STUDY PERIOD.

(a) The Study Period. Buyer shall have until 11:59 p.m. MST on the thirty-second (32nd) day after the Effective Date (the “Study Period”), at Buyer’s sole cost, within which to conduct and approve any investigations, studies or tests deemed necessary by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring the Properties, including, without limitation, Buyer’s right to: (i) review and approve each Survey, each Lease, Seller’s operating statements with respect to each Property, and the Contracts; (ii) meet and confer with Tenant; and, (iii) obtain, review and approve an environmental study of each Property (collectively, “Buyer’s Diligence”). Under no circumstances shall Buyer contact or interview Tenant in connection with the potential sale of the Properties to Buyer without previously coordinating such contact or interview with Seller, and Seller shall have the right to have a representative present to participate in such interview. Except as required by law or regulations or in connection with carrying out its obligations hereunder, Buyer shall not make any notifications or disclosures to any governmental authority or any other third party regarding any matter revealed in its inspections of the Properties without Seller’s written permission, which may be withheld in Seller’s sole discretion. To the extent Buyer makes such permitted notifications or disclosures, Buyer shall provide Seller with copies of same.

(b) Right of Entry. Subject to the rights of Tenant in the Properties under the Leases, Seller hereby grants to Buyer and Buyer’s agents, employees and contractors the right to enter upon each Property, at any time or times prior to the expiration of the Study Period (or COE, if Buyer elects to proceed with the transaction as provided herein), to conduct Buyer’s Diligence. Notwithstanding anything herein to the contrary, Buyer shall not conduct or allow any physically intrusive testing of, on or under the Properties without first obtaining Seller’s prior written consent as to the scope and timing of the due diligence to be performed. When seeking Seller’s consent to any physically intrusive testing, Buyer shall specify the type of testing to be conducted, the proposed location of the testing and the contaminants or other environmental condition (such as an underground storage tank) for which Buyer is testing. Buyer shall coordinate (which may be telephonic or via e-mail) with Seller prior to each date Buyer or its engineers propose to enter any Property. In consideration therefor, Buyer shall and does hereby agree to repair and restore the Properties to the condition prior to such conducting Buyer’s Diligence and indemnify and hold Seller harmless from and against any and all claims for expenses, costs, losses, liabilities and/or damages asserted against Seller, including, but not limited to, court costs and attorneys’ fees, which may be incurred by Seller as a direct result of Buyer’s Diligence. Buyer’s repair, indemnity and hold harmless obligation shall survive cancellation of this Agreement or COE.

(c) Cancellation. Unless Buyer so notifies Seller or Escrow Agent, in writing, on or before the end of the Study Period, of Buyer’s acceptance of all of the Properties and waiver of the contingencies as set forth in this Section 7, this Agreement shall be canceled and the Earnest Money Deposit shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

8. DELIVERY OF SELLER’S DILIGENCE MATERIALS.

(a) Deliveries to Buyer. Seller agrees to deliver to Buyer no later than three (3) business days after the Opening of Escrow true, correct and complete copies of each of the following documents and all other information with respect to the Property in Seller’s possession or reasonably available to Seller, and to the extent not previously provided to Buyer (collectively with such items previously provided, the “Seller’s Diligence Materials”): (i) Seller’s owner’s title insurance policy for each of the Properties issued by Commonwealth Land Title Insurance Company, together with legible copies of all exception documents (including, without limitation, copies of any easements and covenants); (ii) surveys of each of the Properties; (iii) all environmental reports for the Properties, including (without limitation) site assessments, remediation and tank removal reports; (iv) all Warranties and Contracts; and (v) the Leases (including all amendments thereto). Should Seller receive new or updated information regarding any of the matters set forth in this Section 8(a) after the Effective Date and prior to COE, Seller will promptly notify Buyer of such fact and will promptly deliver complete copies thereof to Buyer. Seller may deliver the Seller’s Diligence Materials by posting them to an electronic data site to which Buyer has access.

(b) Delivery by Buyer. If this Agreement is canceled for any reason, except Seller’s willful default hereunder, Buyer agrees to deliver to Seller upon payment by Seller to Buyer of Buyer’s cost thereof, copies of those investigations, studies and/or tests which Buyer may have elected to obtain.

(c) Excluded Property Records. Notwithstanding any terms to the contrary in this Agreement, (i) Seller shall not be obligated or otherwise required to furnish or make available to Buyer any of the following (collectively, “Excluded Property Records”): (A) any appraisals or other economic evaluations of, or projections with respect to, any Property, including, without limitation, budgets, prepared by or on behalf of Seller or any affiliate of Seller; and (B) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the purchase of any Property by Seller, or which are subject to a confidentiality agreement, (ii) Seller’s Diligence Materials shall not include any Excluded Property Records; and (iii) Seller shall have no obligation or liability of any kind to Buyer as a result of Seller not furnishing or making available to Buyer the Excluded Property Records.

9. THE SURVEYS. Promptly after the Opening of Escrow, Buyer shall cause one or more surveyors licensed in the State in which the Properties are located to complete and deliver to Escrow Agent and Buyer a current, certified ALTA/ACSM survey of the Real Property, Building and Improvements comprising each Property (each, a “Survey” and, collectively, the “Surveys”). Each Survey shall set forth the legal description and boundaries of the applicable parcel of Real Property and all easements, encroachments and improvements thereon. If the legal description as reflected on a Survey differs materially from that set forth in Exhibit A, at Buyer’s request, Seller shall also execute and deliver a quitclaim, non-warranty deed for the applicable Real Property using the legal description as reflected on the Survey.

10. IRS SECTION 1445. Each entity comprising Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the “Non-Foreign Affidavit”) stating under penalty of perjury that such entity is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). If Seller does not timely furnish the Non-Foreign Affidavit(s), Buyer may withhold (or direct Escrow Agent to withhold) from the Purchase Price an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Tax Code, and such withheld funds shall be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.

11. DELIVERY OF POSSESSION. Seller shall deliver possession of each Property to Buyer at COE subject only to the rights of Tenant under each of the Leases as approved by Buyer as part of Buyer’s Diligence.

12. BUYER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to perform under this Agreement and to close escrow are expressly subject to the following:

(a) the delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the executed original Transfer Documents;

(b) the issuance of the Owner’s Policies (or a written commitment therefor) subject only to those matters approved or deemed approved by Buyer pursuant to this Agreement;

(c) the delivery by Seller to Buyer at COE of all security deposits and pre-paid/abated rents under each of the Leases, if any, in the form of a credit in favor of Buyer against the Purchase Price;

(d) the deposit by Seller with Buyer not later than five (5) days prior to COE of, as to each Lease, an original estoppel certificate, in a form reasonably acceptable to Buyer (i) dated not more than thirty (30) days prior to COE, (ii) executed by Tenant and naming Buyer (or its designee), JPMorgan Chase Bank, N.A., a national banking association, as administrative agent, and any lender of which Buyer provides written notice to Seller pursuant to the notice provisions hereof (collectively, “Lender”) as addressees, (iii) verifying the basic facts of such Lease (term, rental, expiration date, options, if any exist), (iv) confirming that there are no defaults by the landlord under such Lease and that no percentage rents or impounds are paid pursuant to such Lease (or specifying the amount(s) thereof), (v) confirming that Tenant has waived its right of first offer under such Lease (it being agreed, however, that Seller may provide Buyer with a separate letter from Tenant, addressed to Buyer, confirming such waiver), and (vi) if Tenant’s obligations under such Lease have been guaranteed by another person or entity, also cover such guaranty and also be signed by such guarantor(s);

(e) if and to the extent required of the other parties pursuant to the terms of any REA (defined below), the deposit by Seller with Buyer not later than five (5) days prior to COE of an original estoppel certificate executed by all other parties to any applicable reciprocal easement agreement or declaration of covenants, conditions and/or restrictions, if any, encumbering any Property (the “REA’s”) and addressed or certified to Buyer and Lender stating that such instrument is in full force and effect and is not modified (except as disclosed in such estoppel certificate) and, to the knowledge of the party giving the estoppel, the other party or parties thereto is/are not in default under the applicable instrument and all amounts, if any, owing under the applicable agreement have been paid in full;

(f) the deposit with Escrow Agent of an executed affidavit of Seller in the form attached hereto as Exhibit F;

(g) Intentionally Omitted;

(h) the deposit with Escrow Agent of a letter from Seller to Tenant requesting that future rent under each of the Leases be paid to Buyer;

(i) Intentionally Omitted;

(j) there has been no “Insolvency Event” with respect to Tenant. As used in this subsection (j), an “Insolvency Event” shall have occurred if any Tenant becomes insolvent within the meaning of the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended

(the “Bankruptcy Code”), files or notifies Seller or any affiliate of Seller that it intends to file a petition under the Bankruptcy Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an “Action”), becomes the subject of either a petition under the Bankruptcy Code or an Action, or is not generally paying its debts as the same become due;

(k) Intentionally Omitted;

(l) delivery to Buyer of the original, fully-executed Lease with respect to each Property in the possession of Seller, and a copy of all guaranties thereof, all exhibits, amendments and other modifications thereto, and, if seller is not the original landlord under any Lease, all assignments necessary to establish that Seller is the successor-in-interest to the landlord’s rights under such Lease;

(m) delivery to Buyer of originals of the Contracts, Warranties and Permits, if any, in the possession of Seller or Seller’s agents, including, without limitation, any warranties covering the roof or any other part of the Improvements, and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance with respect to each Property; and

(n) Seller’s lenders shall have approved the sale of the Properties by the payoff of the individual loan relating to each Property (and not the loans relating to any other properties) without the requirement that Seller pay an additional fee or penalty (other than the payment of the “Make-Whole Amount” as that term is defined in each mortgage encumbering one of the Properties, and the reimbursement or payment of such costs and expenses related to such approval as are currently set forth in such mortgage; it being agreed, however, that such costs and expenses shall not include the payment of any other consideration requested or imposed as a condition of such approval) prior to the expiration of the Study Period.

If (i) the foregoing conditions have not been satisfied as to any Property by the specified date or COE as the case may be, then Buyer shall have the right, at Buyer’s sole option, by giving written notice to Seller and Escrow Agent, to (A) extend such specified date or COE, as applicable, for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions, or (B) terminate this Agreement in its entirety, or (ii) the condition in Section 12(d) has not been satisfied as to any Property by the specified date, then Seller shall have the right to extend such date and the COE for up to twenty (20) days to satisfy such condition, failing which Buyer shall have the rights under clause (i) of this sentence. If this Agreement is terminated as a result of the condition in Section 12(n) not being satisfied by the specified date, then Seller shall promptly pay to Buyer the sum of up to $25,000 for each Property to reimburse Buyer for its out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with this Agreement subject to Buyer providing reasonable documentation to Seller of such costs and expenses. In the event this Agreement is terminated, the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

13. SELLER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a) Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE that:

(i) to Seller’s knowledge, there are no unrecorded leases (other than the Leases), or unrecorded liens or encumbrances, which in any case, may affect title to any Property;

(ii) to Seller’s knowledge, no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of any Property by any person, authority or agency having jurisdiction;

(iii) to Seller’s knowledge, there are no intended public improvements which will or could result in any charges being assessed against any Property which will result in a lien upon any Property;

(iv) to Seller’s knowledge, there is no impending or contemplated condemnation or taking by inverse condemnation of any Property, or any portion thereof, by any governmental authorities;

(v) there are no suits or claims pending or to Seller’s knowledge, threatened with respect to or in any manner affecting any Property or the Tenant;

(vi) Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell any Property, or any portion thereof, to a third party;

(vii) Seller has not taken any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon any Property, or any portion thereof, or its potential use, and, to Seller’s knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations;

(viii) Intentionally Omitted;

(ix) Seller has full limited liability company power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, the agreed upon form of which are attached hereto as Exhibits;

(x) to Seller’s knowledge, no default of Seller exists under any Lease; Seller has sent no notice of default to Tenant, and to Seller’s knowledge, no default of Tenant exists under any Lease; Seller has not received any notice or correspondence from Tenant or Tenant’s agents indicating Tenant’s desire, willingness or intent to amend, modify, assign or terminate any Lease nor any notice or correspondence requesting the consent of Seller to any of the foregoing;

(xi) except as set forth in the Leases, Tenant is not entitled to any free rent periods or rental abatements, concessions or other inducements under any Lease for any period subsequent to COE;

(xii) all amounts due and payable by Seller under the Contracts and the REA’s (if any) have been paid in full and, to Seller’s knowledge, no default of Seller exists under any of the Contracts or any of such REA’s and, to Seller’s knowledge, no default of any other party exists under any of the Contracts or any of such REA’s;

(xiii) except for Seller’s lenders, no consent of any third party is required in order for Seller to enter into this Agreement and perform Seller’s obligations hereunder;

(xiv) to Seller’s knowledge, there are no, and Seller has received no written notice to the effect that, there is located in, on, under or about any Property any, “Hazardous Materials” in violation of any applicable federal, state or local laws. “Hazardous Materials” shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a “hazardous substance” by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing;

(xv) Intentionally Omitted;

(xvi) to Seller’s knowledge, there are no proceedings pending for the increase of the assessed valuation of any Property or any portion thereof; and

(xvii) subject to obtaining the approval of Seller’s lenders, the execution, delivery and performance of this Agreement and the Transfer Documents, the agreed upon form of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Seller is a party or may be bound.

(b) Further, Seller hereby covenants to Buyer as of the Effective Date that:

(i) Seller will not enter into nor execute any agreement, written or oral, under which Seller is or could become obligated to sell the Properties, or any portion thereof, to a third party, without Buyer’s prior written consent;

(ii) Seller will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land use limitations, upon any Property, or any portion thereof, or the potential use of any Property;

(iii) except for any item to be prorated at COE in accordance with this Agreement, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of the Properties up to COE shall be paid in full by Seller;

(iv) to the extent not the obligation of Tenant under the Leases, all general real estate taxes, assessments and personal property taxes that have become due with respect to the Properties (except for those that will be prorated at COE) have been paid or will be so paid by Seller prior to COE;

(v) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall not execute or enter into any lease with respect to any Property, or terminate, amend, modify, extend or waive any rights under any of the Leases without Buyer’s prior written consent, which consent may be withheld at Buyer’s discretion;

(vi) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall, at its sole cost:

(1) maintain, or cause Tenant to maintain, each Property in its current condition; perform, or cause Tenant to perform, required and routine maintenance and make replacements of each part of each Property that is tangible property (whether real or personal); and perform, or cause Tenant to perform, repairs or make replacements to any broken, defective or malfunctioning portion of any Property that is tangible property (whether real or personal) as the relevant conditions require;

(2) pay or cause Tenant to pay (as applicable) prior to COE, all sums due for work, materials or services furnished or otherwise incurred in the ownership, use or operation of the Properties up to COE;

(3) comply or cause Tenant to comply with all governmental requirements applicable to the Properties;

(4) except as required by a governmental agency or as permitted under the Leases without the need for Seller’s consent, not place or permit to be placed on any portion of any Property any new improvements of any kind or remove or permit any improvements to be removed from any Property without the prior written consent of Buyer;

(5) not restrict, rezone, file or modify any development plan or zoning plan or establish or participate in the establishment of any improvement district with respect to all or any portion of any Property without Buyer’s prior written consent; and

(6) without Buyer’s prior written consent, not, by voluntary or intentional act or omission to act, further cause or create any easement, encumbrance, or mechanic’s or materialmen’s liens arising from work ordered by Seller, and/or similar liens or encumbrances to arise or to be imposed upon any Property or any portion thereof that affects title thereto, or to allow any amendment or modification to any existing easements or encumbrances;

(vii) Seller shall and hereby does assign to Buyer on a non-exclusive basis, effective as of COE, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about any Property (including Hazardous Materials released on any Property prior to COE and continuing in existence on such Property at COE); it being understood and agreed that, notwithstanding such assignment, Seller retains the right to make, assert or commence such claims, counterclaims, defenses or actions against such third parties;

(viii) Seller shall not, without the prior written consent of Buyer, provide a copy of, nor disclose any of the terms of, this Agreement to any appraiser, and Seller shall instruct Broker (as defined below) that Broker may not provide a copy of nor disclose any of the terms of this Agreement to any appraiser without the prior written consent of Buyer;

(ix) should Seller receive notice or knowledge of any information regarding any of the matters set forth in this Section 13 after the Effective Date and prior to COE, Seller will promptly notify Buyer of the same in writing; and

(x) Seller shall use commercially reasonable efforts to obtain from Tenant for each Property a subordination, non-disturbance agreement signed by Tenant for each Property (“SNDAs”), for the benefit of Lender; it being agreed that the failure to obtain the SNDAs shall not be a failure of a condition under Section 12 of this Agreement or a default by Seller under Section 20(a) below.

(c) The representations, warranties and covenants made by Seller in Sections 13(a) and 13(b) shall survive COE for a period of six (6) months (the “Survival Period”). All representations and warranties of Seller made in Section 13(a) that are qualified as being to “Seller’s knowledge” are based solely on the knowledge of Barry Howard and Christopher J. Locatell (the “Designated Representatives”). Buyer acknowledges that the Designated Representatives are named solely for the purpose of defining the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from the Designated Representatives to Buyer. Seller represents and warrants that the Designated Representatives are the persons affiliated with Seller who are knowledgeable about the Properties. Buyer covenants that it will bring no action of any kind against the Designated Representatives related to or arising out of these representations and warranties. If this Agreement is not terminated by Seller under Section 20(a), following COE, in no event will Seller’s liability for any breach of any representations, warranties or covenants of Seller set forth in this Agreement exceed, in the aggregate, $100,000 for any Property. Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the COE, Buyer has actual knowledge of any breach of a representation, warranty or covenant of Seller herein, or Buyer obtains knowledge (from whatever source, including, without limitation, estoppel certificates from Tenant or any of the Seller’s Diligence Materials, as a result of Buyer’s Diligence the inclusion of any information in or written disclosure by Seller or Seller’s agents and employees) that contradicts any of Seller’s representations and warranties herein, and Buyer nevertheless consummates the transaction contemplated by this Agreement.

The representations, covenants and agreements of Seller under this Agreement shall be several and not joint and several. Buyer further acknowledges and agrees that each entity constituting Seller is only making representations and warranties as to itself and its Property and not as to the other entities constituting Seller or the other Properties. Each entity constituting Seller covenants and agrees to maintain a liquid net worth of $100,000 during the Survival Period and, if Buyer makes a claim under this Section 13(c) during the Survival Period against such entity, during such additional time until the claim is resolved. The provisions of this Section 13(c) shall survive COE.

(d) Except for the express representations and warranties contained herein or in the Transfer Documents, the Properties are being sold in an “AS IS” and “WHERE IS” condition, “WITH ALL FAULTS”, without warranty, express or implied, as to the condition, thereof or otherwise. Buyer will have conducted prior to the expiration of the Study Period, and in all events prior to the COE, Buyer’s own investigation of the Properties and the physical conditions thereof. Buyer will have reviewed prior the expiration of the Study Period, and in all events prior to the COE, all items which in Buyer’s judgment may affect or influence Buyer’s use of the Properties, including examining and inspecting all matters with respect to taxes, permissible uses, zoning, covenants, conditions, restrictions and all other matters which in Buyer’s judgment bear upon the value and suitability of the Properties for Buyer’s purposes. Buyer acknowledges that Seller would not sell the Properties except on the basis described herein. Except as specifically provided in this Agreement or in the Transfer Documents, (i) Buyer acknowledges and agrees that Seller has made no representations or warranties of any kind, either express or implied, and will at COE make no representations of any kind, in connection with the maintenance, repair, condition, design, marketability, soils condition, environmental condition, value or the like of the Properties or otherwise, (ii) Buyer shall rely solely on Buyer’s own inspection and examination of such items and not on any representations of Seller, and (iii) Seller shall have no responsibility, liability or obligation subsequent to the COE with respect to any conditions, including without limitation environmental conditions, hazardous materials of any kind whatsoever, physical condition, structural condition, the presence of any environmental problems or the use, presence, storage, release, discharge, or migration of Hazardous Materials on, in, under or around the Properties, regardless of when such Hazardous Materials were first introduced in, on or about the Properties. Except as otherwise specifically provided in this Agreement or in the Transfer Documents, Buyer hereby releases Seller and its members, shareholders, officers, directors, partners, employees, agents, successors, and assigns from any liability associated with the condition of the Properties or any reports, surveys, studies, tests or other similar materials relating to the Properties, or any matters disclosed therein, or any inaccuracies or omissions contained therein. The provisions of this Section 13(d) shall survive COE or the earlier termination of this Agreement.

Notwithstanding the other provisions of this Section 13(d) to the contrary, the representations, acknowledgments, disclaimers, waivers, releases and matters set forth in this Section 13(d) shall not (A) relieve Seller of its liability for any breach of Seller’s representations, warranties or covenants contained in this Agreement and/or any Transfer Documents executed and delivered by Seller, (B) relieve Seller of its liability for Seller’s fraud in connection with the Property or the transactions contemplated by this Agreement, (C) relieve Seller of its liability for any breach by Seller of an express obligation of Seller (1) under this Agreement which by its terms survives the COE or (2) or in any Transfer Document executed by Seller pursuant to this Agreement which by its terms survives the COE, or (D) prevent Buyer from defending itself in any governmental or third party environmental or other claim asserted against Buyer after COE with respect to any environmental matters occurring prior to the date of COE by alleging in good faith that Seller and not Buyer is liable for such claims; it being understood and agreed, however, that Buyer shall not seek any indemnity or contribution from Seller under this clause (D) unless it determined by a court of competent jurisdiction that Seller has breached its representation in Section 13(a)(xiv) as to such matters, but, in such case, subject to the limitations in Section 13(c).

14. BUYER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a) Buyer hereby represents and warrants to Seller as of the Effective Date and again as of COE that:

(i) Buyer has full limited liability company power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits;

(ii) there are no suits or claims pending or to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits;

(iii) the execution, delivery and performance of this Agreement and the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound;

(iv) Buyer has not (A) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (C) made an assignment for the benefit of creditors;

(v) Buyer has obtained the consent of all third parties, if any, required in order for Buyer to enter into this Agreement, and Buyer shall have obtained no later than the Closing Date, the consent of any third party that is required in order for Buyer to perform Buyer’s obligations hereunder at COE; and

(vi) Neither Buyer nor any of its affiliates, is a person or entity whom U.S. persons or entities are restricted from doing business under regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(b) Further, Buyer hereby covenants to Seller as of the Effective Date that should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Section 14 after the Effective Date and prior to COE, Buyer will promptly notify Seller of the same in writing.

All representations, warranties and covenants made in this Agreement by Buyer shall survive the execution and delivery of this Agreement and COE. Buyer shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees, if awarded by a court of law, which Seller may incur, by reason of any material misrepresentation by Buyer or any material breach of any of Buyer’s warranties or covenants. Buyer’s indemnity and hold harmless obligations shall survive COE.

15. RENTS AND DEPOSITS. Seller and Buyer agree that, in addition to all other conditions and covenants contained herein, Seller shall deliver to Buyer and Escrow Agent not later than the day immediately prior to COE information, certified by Seller to be true and accurate as of the date thereof and as of the date of COE, with respect to (a) the amount of Tenant’s security deposit under the Leases, if any, and (b) prepaid and/or abated rents, including, without limitation, the amount thereof and the date to which such rents have been paid.

16. BROKER’S COMMISSION. Concerning any brokerage commission, the Parties agree as follows:

(a) the Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement except Marcus & Millichap (Attn: Mark Taylor) (“Broker”);

(b) if any person shall assert a claim to a finder’s fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement (including Broker), the Party under whom the finder or broker is claiming shall indemnify and hold the other Party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. The provisions of this subsection shall survive cancellation of this Agreement or COE; and

(c) Seller shall be responsible for payment of a commission to Broker pursuant to a separate written agreement between Seller and Broker, which commission shall be paid at COE.

17. CLOSE OF ESCROW. COE as to the Properties shall be on or before 5:00 p.m. MST on August 31, 2012, or such earlier date as Seller and Buyer may agree in writing (such date, the “Closing Date”). Seller may extend the Closing Date as to all (but not less than all) of the Properties until September 17, 2012, upon delivery of written notice to extend the Closing Date to Escrow Agent and Seller.

18. ASSIGNMENT. This Agreement may not be assigned by Seller without the prior written consent of Buyer which consent shall not be unreasonably withheld. Buyer may assign its rights under this Agreement to one or more affiliates of Buyer without seeking or obtaining Seller’s consent. Such assignment shall not become effective until each assignee executes an instrument whereby such assignee expressly assumes all unperformed obligations of Buyer under this Agreement. Buyer may also designate someone other than Buyer, as grantee and/or assignee, under the Transfer Documents by providing written notice of such designation at least five (5) days prior to COE. No assignment shall release or otherwise relieve Buyer from any obligations hereunder; provided, however, with respect to any assignment, if COE occurs the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after COE. Buyer and its assignee shall solely be responsible for any realty transfer tax imposed in connection with any such assignment, and shall, jointly and severally, indemnify and hold Seller harmless from and against any claim relating to such tax and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim.

19. RISK OF LOSS. If a Risk of Loss Event (as defined below) occurs as a result of a fire, casualty, taking or condemnation affecting a Property before COE, Buyer shall have the right, at Buyer’s sole option, by giving written notice to Seller and Escrow Agent to terminate this Agreement in its entirety. In the event this Agreement is terminated in its entirety, the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement. A “Risk of Loss Event” shall be deemed to have occurred hereunder in the event that there occurs prior to COE (i) a fire or other casualty that causes damage to any Property and the cost to repair the damage therefrom exceeds Two Hundred Fifty Thousand Dollars ($250,000) or is not covered by insurance carried by Seller or Tenant, other than any deductible under any such insurance policies, (ii) a taking or condemnation of any Property or any part thereof with respect to which written notice of a proposed condemnation or taking is received, a condemnation proceeding is commenced, a condemnation proceeding is concluded or all or any part of any Property is conveyed in lieu of condemnation prior to COE, which results or could result in the access to such Property needing to be relocated or more than ten percent (10%) of such Property being taken, or (iii) any fire, casualty or proposed or actual taking or condemnation that (A) gives rise to a Lease termination or a Tenant right to terminate the applicable Lease which has not been permanently waived in writing, or (B) gives rise to a Tenant right to permanently reduce, abate or offset its rent under the applicable Lease which has not been permanently waived in writing. In the event of any fire, casualty, taking or condemnation which does not result in a termination of this Agreement, Seller shall at COE and as a condition precedent thereto, pay Buyer or credit Buyer against the Purchase Price the amount of any insurance or condemnation proceeds, or assign to Buyer, as of COE and in a form acceptable to Buyer, all rights or claims for relief to the same, to the extent payable to Seller and not Tenant under the Leases, and credit to Buyer an amount equal to the deductible (if any), to the extent not payable by Tenant under the applicable Lease.

20. REMEDIES.

(a) Seller’s Breach. If Seller breaches this Agreement in any material respect, and such breach continues for a period of fifteen (15) days after Buyer notifies Seller of such breach, Buyer may, as Buyer’s sole remedy, by written notice to Seller and Escrow Agent, cancel this Agreement, whereupon (i) the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer, (ii) Seller shall pay to Buyer the sum of $185,000 as Buyer’s agreed and total liquidated damages, Seller and Buyer hereby acknowledging and agreeing that it would be difficult or impossible to determine Buyer’s exact damages, (iii) Seller shall promptly pay to Buyer the sum of up to $25,000 for each Property to reimburse Buyer for its out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with this Agreement subject to Buyer providing reasonable documentation to Seller of such costs and expenses, and (iv) except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder. Buyer waives all other rights and remedies it may have at law or in equity against Seller with respect to such breach; provided, however that Seller hereby acknowledges and agrees, (A) in the event that Buyer does not cancel this Agreement pursuant to this Section 20(a) and purchases the Properties, that the provisions of this Section 20(a) shall not limit any rights or remedies that Buyer may have against Seller after COE pursuant to Section 13(c), and (B) the provisions of this Section 20(a) shall not limit the rights or remedies that Buyer may have against Seller pursuant to the indemnification under Section 16.

(b) Buyer’s Breach. If Buyer breaches this Agreement in any material respect, and such breach continues for a period of fifteen (15) days after Seller notifies Buyer of such breach, Seller, as Seller’s sole remedy, shall be entitled to retain the Earnest Money Deposit in accordance with Section 5(b) as Seller’s agreed and total liquidated damages. Seller hereby waives any right to seek any equitable or legal remedies against Buyer.

21. ATTORNEYS’ FEES. If there is any litigation to enforce any provisions or rights arising under this Agreement, the unsuccessful party in such litigation, as determined by the court, agrees to pay the successful party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys’ fees incurred by the successful party, such fees to be determined by the court. For purposes of this Section 21, a party will be considered to be the “successful party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.

22. NOTICES.

(a) Addresses. Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto, or by telecopy (fax), or any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid:

if to Seller:	BPG Properties, Ltd.
770 Township Line Road, Suite 150
Yardley, PA 19067
	Attn:	Christopher J. Locatell
	Tel.:	(215) 575-2349
	Fax:	(215) 575-2314

with copies to:	Duane Morris LLP
30 S. 17th Street
Philadelphia, PA 19103-4196
	Attn:	David Augustin
	Tel.:	(215) 979-1313
	Fax:	(215) 979-1020

if to Buyer:	Series C, LLC
c/o Cole Real Estate Investments
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
	Attn:	Legal Department
	Tel.:	(602) 778-8700
	Fax:	(480) 449-7012

with copies to:	Snell & Wilmer LLP
One Arizona Center
Phoenix, AZ 85004-2202
	Attn:	John F. Baird, II
	Tel.:	(602) 382-6397
	Fax:	(602) 382-6070

if to Escrow Agent:	First American Title Insurance Company
2425 E. Camelback Road, Suite 300
Phoenix, AZ 85016
	Attn:	Mr. Brandon Grajewski
	Tel.:	(602) 567-8145
	Fax:	(602) 567-8101

(b) Effective Date of Notices. Notice shall be deemed to have been given on the date on which notice is delivered, if notice is given by personal delivery or telecopy, and on the date of deposit in the mail, if mailed or deposited with the overnight carrier, if used. Notice shall be deemed to have been received (i) on the date on which the notice is received, if notice is given by telecopy or personal delivery, (ii) on the first business day following deposit with an overnight carrier, if used, and (iii) on the second (2nd) day following deposit in the U.S. Mail, if notice is mailed. If escrow has opened, a copy of any notice given to a party shall also be given to Escrow Agent by regular U.S. Mail or by any other method provided for herein.

23. CLOSING COSTS.

(a) Closing Costs. Seller and Buyer agree to pay closing costs as indicated in this Agreement and in the escrow instructions attached hereto as Exhibit F, and by this reference incorporated herein (the “Escrow Instructions”). At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases, (ii) one-half the fees and costs due Escrow Agent for its services, (iii) the seller’s portion of any transfer tax associated with the sale of the Properties, to be allocated in accordance with local custom (including the realty transfer fee imposed pursuant to N.J.S.A. 46:15-7 and N.J.S.A. 46:15-7.1), and (iv) all other costs to be paid by Seller under this Agreement. At COE, Buyer shall pay (i) one-half the fees and costs due Escrow Agent for its services, (ii) the cost of the Surveys, (iii) the purchaser’s portion of any transfer tax associated with the sale of the Properties, to be allocated in accordance with local custom (including the transfer fee imposed by N.J.S.A. § 46:15-7.2(8)), and (iv) all other costs to be paid by Buyer under this Agreement. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein. Except to the extent payable by Tenant under the Leases, real estate taxes shall be prorated based upon the current valuation and latest available tax rates. All prorations shall be calculated through escrow as of COE based upon the latest available information, including, without limitation, a credit to Buyer for any rent prepaid by Tenant for the period beginning with and including the date on which the closing occurs through and including the last day of the month in which the closing occurs. All other credits to Buyer shall be similarly prorated. Any other closing costs not specifically designated as the responsibility of either Party in the Escrow Instructions or in this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same based on the location of the Properties by Escrow Agent. Seller agrees that all closing costs payable by Seller shall be deducted from Seller’s proceeds otherwise payable to Seller at COE. Buyer shall deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs. Except as provided in this Section 23(a), Seller and Buyer shall each bear their own costs in regard to this Agreement.

(b) Post-Closing Adjustment. If after COE, the parties discover any errors in adjustments and apportionments or additional information becomes available which would render the closing prorations inaccurate, the same shall be corrected as soon after their discovery as possible. The provision of this Section 23(b) shall survive COE except that no adjustment shall be made later than nine (9) months after COE unless prior to such date the Party seeking the adjustment shall have delivered a written notice to the other Party specifying the nature and basis for such claim. In the event that such claim is valid, the Party against whom the claim is sought shall have ten (10) days in which to remit any adjustment due.

(c) Instructions. This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction contemplated herein. Such escrow instructions shall be construed as applying principally to Escrow Agent’s employment.

24. ESCROW CANCELLATION CHARGES. If escrow fails to close because of Seller’s default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer’s default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half of any cancellation charges of Escrow Agent. The provisions of this Section 24 shall survive cancellation of this Agreement. The cancellation charges for Escrow Agent shall not exceed $1,000 per Property.

25. APPROVALS. Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.

26. LIABILITY OF SELLER. The responsibilities, obligations, representations, covenants and agreements of Seller under this Agreement shall be several and not joint and several as among the parties comprising Seller.

27. ADDITIONAL ACTS. The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

28. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state in which the Properties are located.

29. CONSTRUCTION. The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

30. TIME OF ESSENCE. Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly.

31. INTERPRETATION. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

32. HEADINGS. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

33. FAX AND COUNTERPARTS. This Agreement may be executed by facsimile, by email (in “.pdf” format) and/or in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

34. INCORPORATION OF EXHIBITS BY REFERENCE. All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.

35. SEVERABILITY. If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.

36. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

37. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDING BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTIES OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE COE (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

38. SURVIVAL. Except as expressly provided in this Agreement or in the Transfer Documents, the representations, warranties, covenants and agreement of the parties set forth in this Agreement shall not survive COE or the earlier termination thereof in accordance with its terms.

39. SEC S-X 3-14 Audit. In order to enable Buyer to comply with reporting requirements, Seller agrees to provide Buyer and its representatives information sufficient for Buyer to comply with SEC Rule 3-14 of Regulation S-X, including Seller’s most current financial statements relating to the financial operation of the Property for the current fiscal year and the most recent pre-acquisition fiscal year, and upon request, support for certain operating revenues and expenses specific to the Property (collectively, the “SEC Filing Information”). Seller understands that certain of such financial information may be included in filings required to be made by Buyer with the U.S. Securities and Exchange Commission. Seller may charge an hourly fee (not to exceed $350 per hour) for the time incurred by Seller’s employees in connection with Seller performing its obligations under this Section 39. This Section 39 shall survive Closing for a period of one (1) year.

40. PURCHASE OF PROPERTIES. The parties acknowledge that it is in the intent of the parties that Buyer shall purchase all of the Properties subject to the terms of this Agreement and that, if Buyer exercises it rights under this Agreement to terminate this Agreement, such termination shall be as to all of the Properties. Buyer shall have no right under this Agreement to purchase less than all of the Properties.

41. SELLER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Seller’s obligations to perform under this Agreement and to close escrow are expressly subject to the following:

(a) the delivery by Buyer to Escrow Agent, for delivery to Seller at COE, of the executed original Transfer Documents to which Buyer is a signatory;

(b) the delivery by Buyer of the balance of the Purchase Price to Escrow Agent for delivery to Seller at COE; and

(c) Seller’s lenders shall have approved the sale of the Properties by the payoff of the individual loan relating to each Property (and not the loans relating to any other properties) without the requirement that Seller pay an additional fee or penalty (other than the payment of the “Make-Whole Amount” as that term is defined in each mortgage encumbering one of the Properties, and the reimbursement or payment of such costs and expenses related to such approval as are currently set forth in such mortgage; it being agreed, however, that such costs and expenses shall not include the payment of any other consideration requested or imposed as a condition of such approval) prior to the expiration of the Study Period.

If the foregoing conditions have not been satisfied as to any Property by the specified date or COE as the case may be, then Seller shall have the right, at Seller’s sole option, by giving written notice to Buyer and Escrow Agent, to (i) extend such specified date or COE, as applicable, for such amount of time as Seller deems reasonably necessary to allow Buyer or Seller’s lender to satisfy such conditions, or (ii) terminate this Agreement in its entirety (subject, however, in the event the condition in Section 41(c) is not satisfied, to the provisions of Section 12 requiring Seller to pay to Buyer the sum of up to $25,000 for each Property to reimburse Buyer for its out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with this Agreement subject to Buyer providing reasonable documentation to Seller of such costs and expenses). In the event this Agreement is terminated in its entirety, the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

42. CROSS-DEFAULT; CROSS-TERMINATION. Seller and Buyer hereby agree and confirm that: (a) any default of a party under the Purchase Agreement and Escrow Instructions of even date herewith, by and between Gap CS Associates I, L.P., a Pennsylvania limited partnership, as seller, and Cole WW Gap PA, LLC, a Delaware limited liability company, as buyer (the “PA Agreement”), shall also be deemed a default of such corresponding Party (i.e., Seller or Buyer) under this Agreement; and (b) any default of a Party under this Agreement shall also be deemed a default of such corresponding party under the PA Agreement. Seller and Buyer hereby agree and confirm that: (x) if the PA Agreement is terminated for any reason, then this Agreement shall be deemed terminated for the same reason, and (y) if this Agreement is terminated for any reason, then the PA Agreement shall be deemed terminated for the same reason, subject in each instance to all of the respective rights, remedies, obligations and responsibilities of the parties arising from such termination as set forth in the applicable agreement. For purposes of this Section 42, a “default” shall include the expiration without cure of any applicable notice and cure period set forth in this Agreement or the PA Agreement. The Parties further agree that if the Closing Date is extended under this Agreement, the Closing Date (as defined in the PA Agreement) shall be deemed extended to the same date, and if the Closing Date (as defined in the PA Agreement) is extended, the Closing Date under this Agreement shall be deemed extended to the same date.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:	CAPE MAY CS ASSOCIATES, LLC, a New Jersey limited liability company

	By:	/s/ Barry Howard
	Its:	Chairman of the Board

GALLOWAY CS ASSOCIATES, LLC, a New Jersey limited liability company

	By:	/s/ Barry Howard
	Its:	Chairman of the Board

BUYER:	SERIES C, LLC, an Arizona limited liability company

	By:	/s/ Todd J. Weiss
	Its:	Authorized Officer